EXHIBIT 10.02

SUBLEASE AGREEMENT

This Sublease Agreement (this “Sublease”) is made as of August    , 2003, by and between National Broadcasting Company, Inc., a Delaware corporation (“Sublandlord”) and Design Within Reach, a California corporation (“Subtenant”), with regard to the following facts:

A. Xoom.com, Inc. was the original tenant under an Office Lease, dated as of August 13, 1999, with OAIC Bush Street, LLC, a Delaware limited liability company (the “Original Master Landlord”). Xoom.com, Inc. assigned the Office Lease to NBC Internet, Inc., a Delaware corporation (“NBCi”). NBCi and the Original Master Landlord amended the Office Lease by: (i) a First Amendment to Lease (“First Amendment”), dated as of February 15, 2000; (ii) a Storage Space License and Mail Room Agreement and Second Amendment to Lease (“Second Amendment”), dated as of February 22, 2000; and (iii) a Third Amendment to Lease (“Third Amendment”), dated as of May 17, 2000 (the lease and all of the aforementioned amendments and agreements are collectively referred to as the “Master Lease”) with Original Master Landlord for a Lease term that expires March 31, 2010. A copy of the Master Lease is attached to this Sublease and marked as Exhibit A and incorporated herein. Under the Master Lease, Sublandlord leases office space currently consisting of 220,135 rentable square feet on portions or all of the 7th, 8th, 9th, 12th, 13th, 14th, 19th, 20th, 21st and 22nd floors (the “Premises”), of the building located at 225 Bush Street, San Francisco, California (the “Building”).

B. On or about November 1, 2000, the Original Master Landlord sold the Building to WXIII/225 Bush, LLC, GEM Laredo 225 Bush, LLC, and Citrine 225 Bush, LLC who are now the master landlord under the Master Lease (collectively, the “Master Landlord”).

C. Sublandlord is the successor-in-interest by operation of law to NBCi’s interest as tenant under the Master Lease and all of NBCi’s rights and obligations thereunder.

D. Subtenant desires to sublease from Sublandlord that portion of the Premises, which is the entire 20th, 21st and 22nd floors of the Building, and which shall be deemed to consist of 59,188 rentable square feet (the “Subleased Premises”). Sublandlord has agreed to sublease the Subleased Premises to Subtenant on the terms, covenants and conditions stated in this Sublease.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Sublease, and for valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

1. Sublease. Sublandlord subleases to Subtenant and Subtenant subleases from Sublandlord the Subleased Premises, subject to the terms, covenants, and conditions contained in this Sublease.

2. Subleased Premises.

2.1 The Subleased Premises shall consist of 59,188 rentable square feet, comprising the entire 20th, 21st and 22nd floors of the Building as shown on Exhibit B hereto.

2.2 Sublandlord hereby designates Frank Morano, whose telephone number is (212) 664-7072, e-mail address is frank.morano@nbc.com, and street address is 30 Rockefeller Plaza, New York, New York, 10112, to act as its representative (“Sublandlord Move-In Representative”) and such person as Subtenant designates from time to time, to act as its representative (“Subtenant Move-In Representative”) for purposes of authorizing and executing any and all documents or other writings (following the Sublease execution) pertaining to construction of the improvements in the Subleased Premises such as approval of plans and specifications for Subtenant’s improvements and submission of requests for payment of the allowance in connection with the preparation of the Subleased Premises for occupancy by Subtenant. Subtenant and Sublandlord shall have the right to rely on any approvals and authorizations and documents executed by the Sublandlord Move In Representative and the Subtenant Move-In Representative, respectively, and, any provisions in this Sublease to the contrary notwithstanding, all notices from Subtenant to Sublandlord, or vice versa, regarding any move-in related construction matters shall be deemed to have been satisfied if delivered to the Sublandlord Move-In Representative or the Subtenant Move-In Representative, as appropriate, as provided above. Sublandlord shall have the right to change the Sublandlord Move-In Representative at any time upon notice to Subtenant and Subtenant shall have the right to change the Subtenant Move-In Representative at any time upon notice to Sublandlord.

3. Term.

3.1 Subject to the conditions set forth herein, the terms and provisions of this Sublease shall be effective between Sublandlord and Subtenant upon the full execution hereof; provided that the term of this Sublease shall commence on the latest to occur of (i) the date of this Sublease or (ii) the date of Master Landlord’s written consent to this Sublease as evidenced by the Non-Disturbance Agreement described in Section 11.11 hereof (the “Commencement Date”) and shall expire on March 10, 2010, unless sooner terminated as provided in the Master Lease or herein. Sublandlord agrees that the Subleased Premises shall be deemed delivered to Subtenant upon the Commencement Date.

3.2 Subject to all of the terms and conditions of this Sublease and the Master Lease, except the obligation to pay base rent for the Subleased Premises, upon the Commencement Date, Subtenant shall have full, uninterrupted and exclusive possession of the Subleased Premises.

4. Rent.

4.0 As used herein, the term “Rent Commencement Date” shall mean June 1, 2004.

4.1 Subtenant shall pay base rent for the Subleased Premises in the amount of (i) Seventy-Eight Thousand Nine Hundred Seventeen and 33/100 Dollars ($78,917.33) per month from June 1, 2004 through February 28, 2006; (ii) One Hundred Three Thousand Five Hundred Seventy-Nine Dollars ($103,579.00) per month from March 1, 2006 through February 29, 2008; and (iii) One Hundred Eight Thousand Five Hundred Eleven and 33/100 Dollars ($108,511.33) per month from March 1, 2008 through March 10, 2010, in each case without deduction, notice, demand or offset. Subtenant shall pay the base rent for the Subleased

Premises for the first full month’s base rent due under the Sublease in the amount of Seventy-Eight Thousand Nine Hundred Seventeen and 33/100 Dollars ($78,917.33) (the “Initial Payment”) in advance upon Subtenant’s execution of this Sublease, but in the event Master Landlord does not consent to this Sublease, Sublandlord shall return the Initial Payment to Subtenant within ten (10) days following notice thereof. Rent for any partial month shall be pro-rated.

4.2 (a) Any and all other monetary obligations of Subtenant under this Sublease or applicable provisions of the Master Lease shall be deemed to be additional rent. Those obligations shall include, without limitation, Subtenant’s obligation to pay Subtenant’s share of all (i) Expenses pursuant to, and as defined in, Paragraph 5 of the Master Lease, based upon a Base Year of 2004, and (ii) Real Estate Taxes pursuant to and as defined in, Paragraph 5 of the Master Lease, based upon a Base Year of 2004. The Subleased Premises comprises 26.88% of the rentable square footage of the Premises and 10.66% of the rentable square footage of the Building (“Subtenant’s Share”). Subtenant’s Share shall be adjusted to the extent the Master Landlord amends or terminates the Master Lease as to any portion of the Premises. Subtenant’s Share of the Expenses and Real Estate Taxes due under the Master Lease and this Sublease shall reflect the applicable one of these percentages (unless a greater percentage of an expense or tax is attributable to Subtenant).

(b) Notwithstanding anything herein or in the Master Lease to the contrary, a failure by Sublandlord to bill Subtenant for any Expenses or for any Real Estate Taxes within one hundred eighty (180) days after Sublandlord receives a corresponding invoice from Master Landlord for the period for which such relate, shall relieve Subtenant of any obligation or duty to pay any amount that may otherwise be due for that period.

4.3 Other than monthly estimates of Subtenant’s Share of Expenses and Real Estate Taxes and yearly reconciliation amounts, which shall be paid pursuant to Paragraph 5 of the Master Lease, Subtenant shall pay all bills submitted from Sublandlord for any other monetary obligations to Sublandlord under this Sublease within twenty (20) days of receipt.

4.4 The provisions of the Master Lease providing Sublandlord the right to contest and audit statements for Expenses or Real Estate Taxes shall inure to the benefit of Subtenant with respect to both the statements provided by Sublandlord and the underlying statements from Master Landlord. In the event Subtenant desires to contest or audit the Expenses or Real Estate Taxes of the Building, to the extent Master Landlord will not allow Subtenant to perform such contest or audit, then Sublandlord will act on behalf of and as directed by Subtenant at the expense of Subtenant.

5. Use. Subtenant agrees to use the Subleased Premises only in accordance with the provisions of the Master Lease and for general business and professional office use, and for no other purpose.

6. Master Lease. As applied to this Sublease, the words “Landlord” and “Tenant”, and “Premises” in the Master Lease will be deemed to refer to Sublandlord, Subtenant and Subleased Premises, respectively, under this Sublease, as applicable. Except as otherwise expressly provided in Section 8 of this Sublease, the covenants, agreements, provisions, and conditions of the Master Lease, to the extent that they relate to the Subleased Premises, and to the extent that they are not inconsistent with the terms of this Sublease, are made a part of and incorporated into this Sublease as if recited in full in this Sublease. Except as otherwise specifically provided in this Sublease, the rights and obligations of the Landlord and Tenant under the Master Lease will be deemed the rights and obligations of Sublandlord and Subtenant, respectively, under this Sublease, and will inure to the benefit of, and be binding on, Sublandlord and Subtenant, respectively.

7.	Performance by Sublandlord; Status of Master Lease.

7.1 Subtenant recognizes that Sublandlord is not in a position to render any of the services or to perform any of the obligations required of Master Landlord by the terms of the Master Lease. Therefore, despite anything to the contrary in this Sublease, Subtenant agrees that performance by Sublandlord of its obligations under this Sublease is conditioned upon performance by the Master Landlord of its corresponding obligations under the Master Lease, and except as provided in Section 7.2 below, Sublandlord shall not be liable to Subtenant for any default of the Master Landlord under the Master Lease.

7.2 Provided that there exists no Event of Default by Sublandlord under the Master Lease, Subtenant shall not have any claim against Sublandlord based on the Master Landlord’s failure or refusal to comply with any of the provisions of the Master Lease unless that failure or refusal is a result of Sublandlord’s act or failure to act. Despite the Master Landlord’s failure or refusal to comply with any of those provisions of the Master Lease, this Sublease shall remain in full force and effect and Subtenant shall pay the base rent and additional rent and all other charges provided for in this Sublease without any abatement, deduction or setoff. Except as expressly provided in this Sublease, Subtenant agrees to be subject to, and bound by, all of the applicable covenants, agreements, terms, provisions, and conditions of the Master Lease with respect to the Subleased Premises, as though Subtenant were the Tenant under the Master Lease.

7.3 Except as set forth in Section 11.3 below, whenever the consent of the Master Landlord is required under the Master Lease or whenever the Master Landlord fails to perform its obligations under the Master Lease, Sublandlord agrees to use commercially reasonable efforts to obtain that consent or performance on behalf of Subtenant. Such commercially reasonable efforts shall include efforts to contact (in person, by telephone and/or in writing) and negotiate with Master Landlord, but shall not include instituting litigation or any other proceedings.

7.4 As of the date of this Sublease, Sublandlord has neither given nor received a notice of default under the Master Lease and has no actual knowledge of any facts or circumstances which, with the passage of time or the giving of notice, would constitute a default under the Master Lease.

7.5 (a) Sublandlord agrees not to modify the Master Lease in a manner that adversely affects Subtenant’s rights or obligations under this Sublease and shall deliver a copy of any modification to Subtenant promptly after entry therein. Neither Subtenant nor Sublandlord shall commit or allow any act or omission that would result in the failure or breach of any of the covenants, provisions, or conditions of the Master Lease on the part of the Tenant under the Master Lease.

(b) Subtenant shall have the right to cure any default by Sublandlord under the Master Lease relating to the Subleased Premises or Subtenant’s rights under this Sublease.

8. Variations from Master Lease. As between Sublandlord and Subtenant, the terms and conditions of the Master Lease are modified as stated below in this Section 8.

8.1 Base Rent; Term. Despite anything to the contrary stated in the Master Lease, the term of this Sublease, the base rent and additional rent payable under this Sublease are set forth in Sections 3 and 4 herein.

8.2 Brokers. Sublandlord and Subtenant represent and warrant to each other that, except as provided herein, no broker, agent, commission salesperson, or other person has represented Sublandlord or Subtenant in the negotiations for and procurement of this Sublease and of the Subleased Premises and that no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Sublandlord or Subtenant. Sublandlord and Subtenant agree to indemnify and hold each other harmless from all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorneys’ fees and court costs) suffered or incurred by the other party as a result of a breach by Sublandlord or Subtenant, as applicable, of the representation and warranty contained in the immediately preceding sentence or as a result of Sublandlord’s or Subtenant’s failure to pay commissions, fees or compensation due to any broker who represented Sublandlord or Subtenant, whether or not disclosed, or as a result of any claim for any fee, commission or similar compensation with respect to this Sublease made by any broker, agent or finder claiming to have dealt with Sublandlord or Subtenant, whether or not such claim is meritorious. No broker or finder has been involved by either party in connection with the consummation of this Sublease, except for CB Richard Ellis, on behalf of Sublandlord, and The CAC Group, on behalf of Subtenant. Sublandlord shall pay a commission for this Sublease pursuant to a separate agreement between Sublandlord and CB Richard Ellis. The provisions of this Section 8.2 shall survive the expiration or earlier termination of this Sublease.

8.3 Insurance and Condemnation Proceeds/Additional Insureds. Despite anything contained in the Master Lease to the contrary, as between Sublandlord and Subtenant only, in the event of damage to or condemnation of the Subleased Premises, all insurance proceeds or condemnation awards received by Sublandlord under the Master Lease (except for Subtenant’s personal property and relocation expenses) shall be deemed to be the property of Sublandlord, and Sublandlord shall have no obligation to rebuild or restore the Subleased Premises. Subtenant shall comply with the provisions of Paragraph 14 of the Master Lease and, where additional insureds are required to be named on any policies required of Subtenant, Subtenant shall name as additional insureds all of the parties specified in Paragraph 14 of the Master Lease and also name Sublandlord.

8.4 Amounts Payable. All amounts payable under this Sublease by Subtenant are payable directly to Sublandlord.

8.5 Provisions of Master Lease not Applicable or Modified. This Sublease is subject and subordinate to the Master Lease, and all other agreements to which the Master Lease is subordinate.

As between Sublandlord and Subtenant, however, the following provisions of the Master Lease shall not apply to the Sublease if set forth below, or shall apply as modified by the parentheticals following the paragraph reference. For the Master Lease: the Basic Lease Information (to the extent that it pertains to the Premises and not the Subleased Premises in such matters as term commencement date, term expiration date, base monthly rental, base expense year and base tax year), Paragraphs 3, 8(a), 10 (no Subtenant obligations to remove Alterations installed by Sublandlord), 12 (no Subtenant obligation to remove Alterations installed by Sublandlord), 18(b) (will apply to the extent of the modifications in Section 10 of this Sublease), 18(e) the last sentence of the first paragraph and the second and third paragraphs are deleted; 18(f) (in the first sentence those rights shall only apply to Master Landlord and not Sublandlord), 18(h), 18(k), 18(1), and 18(m), 35, 40, 47(a) (the third sentence is deleted), 47(b), 47(c) and 47(d), 47(e) and 47(f), 49, 51, 52, 53(a), 54 (only applicable pro-rata for the ration between the Subleased Premises and the Premises), 56, 57, Exhibit C, Exhibit F, and Schedule l. The provisions of the First Amendment will not apply to this Sublease, except for the provisions of Paragraph 13 thereof. The provisions of the Second Amendment will not apply to this Sublease. The provisions of the Third Amendment will not apply to this Sublease except to the extent of reflecting the increase in size of the Premises and change in Tenant’s Share of Expenses and Real Estate Taxes.

8.6 “AS-IS”. (a) Sublandlord shall deliver the Subleased Premises to Subtenant in their current “AS-IS, WHERE-IS” condition and Subtenant accepts delivery in such condition without any express or implied representations or warranties from Sublandlord, or any agent, employee or representative of Sublandlord, regarding the condition or completeness of the Subleased Premises or their suitability or fitness for Subtenant’s proposed use or compliance with any applicable laws, rules, codes or regulations, including, without limitation, San Francisco building codes or ADA requirements. Notwithstanding the foregoing, Sublandlord agrees to deliver the Subleased Premises to Subtenant broom-clean, and with all mechanical systems within the Subleased Premises in good working order. Subtenant’s rights to make any improvements or alterations to the Subleased Premises and Subtenant’s obligation to restore the Subleased Premises to its as-delivered condition upon termination of this Sublease, shall be governed by the provisions of Exhibit C and Paragraph 10 of the Master Lease, provided, that the consent of both Sublandlord and Master Landlord shall be required thereunder. Upon Sublandlord’s review of the plans for Subtenant’s alterations, Sublandlord shall notify Subtenant as to whether Subtenant shall be required to restore the Subleased Premises to their original condition upon expiration or termination of this Sublease; provided that if Master Landlord does not require restoration of Subtenant’s improvements or alterations in the Subleased Premises upon the expiration or termination of this Sublease, Sublandlord shall be deemed to have waived any requirement to so restore. Compliance with any and all applicable laws, rules, regulations and codes (including without limitation ADA requirements) with respect to the Subleased Premises shall be the responsibility of Subtenant and shall be at Subtenant’s expense, if such compliance requirements arise from Subtenant’s alterations in the Subleased Premises.

(b) All supervisory, management, review or oversight, plan review or approval fees, and any requirements for payment or performance bonds that Master Landlord may require under the terms of the Master Lease, or otherwise, in connection with the improvements to be made by Subtenant to the Subleased Premises, shall be paid or provided by Subtenant.

(c) Subtenant shall deliver plans for its work in the Subleased Premises to Sublandlord for its transmittal to Master Landlord which Sublandlord shall do within three (3) business days after approval by Sublandlord.

(d) Notwithstanding anything herein or in the Master Lease to the contrary, Subtenant shall, with respect to any alterations made by Subtenant, relinquish such alterations at the end of the Sublease term in the condition required by the Master Landlord as part of its consent to Subtenant’s alterations.

8.7 Hazardous Substances. (a) In furtherance of, and not in contradiction of the provisions of the Master Lease, Subtenant shall defend (with counsel approved by Sublandlord), indemnify and hold harmless Sublandlord, and its parent, subsidiary and affiliated companies, against any and all claims, losses, liabilities, costs and damages (collectively, “Claims”) arising in connection with or in any way relating to the use or occupancy of the Subleased Premises by Subtenant, which arise under or relate to Environmental Laws or Hazardous Substances, arising from facts or conditions which occur on or after the Commencement Date. Such Claims shall include without limitation: (1) remedial actions; (2) personal injury, wrongful death, economic loss or property damage claims; (3) claims for natural resource damages; (4) violations of law; or (5) any other cost, loss or damage directly resulting therefrom. This indemnification is supplementary to, and not in replacement of, the indemnification required elsewhere in this Sublease.

(b) Subtenant agrees that this Sublease shall exclusively define Subtenant’s rights and Sublandlord’s obligations with respect to environmental, health and safety matters related to the Sublease Premises. In no event shall Sublandlord be liable for any loss of profit, loss or interruption of business, denial of use of the Subleased Premises, or other consequential or indirect damages. Any demand or claim made upon Sublandlord pursuant to this Sublease must be made within one year of the expiration or earlier termination of this Sublease. Except with respect to the rights set forth herein, Subtenant, for itself and its parent, subsidiary and affiliated entities effective as of the Commencement Date, releases and discharges Sublandlord and its parent, subsidiary and affiliated companies from any and all claims (whether at law, in equity, or otherwise), rights of subrogation and contribution and remedies of any nature whatsoever, known or unknown, relating to or arising out of Environmental Laws or the processing, disposal, handling, use or release of Hazardous Substances in the Subleased Premises and arising on or after the Commencement Date. Subtenant knowingly and voluntarily waives the provisions of Section 1542 of the California Civil Code (set forth below), as well as any other statute, law or rule of similar effect, and acknowledges and agrees that this waiver is an essential and material term of this Sublease, and without such waiver this Sublease would not have been entered into.

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY EFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(c) Sublandlord agrees to provide Subtenant with all documentation in Sublandlord’s possession regarding the existence of Hazardous Materials in the Subleased Premises.

(d) “Environmental Laws” shall mean any and all past, present and future local/municipal, state, federal or international law, statute, treaty, directive, decision, judgment, award, regulation, decree, rule, code of practice, guidance, order, direction, consent, authorization, permit or similar requirement, approval or standard concerning environmental, health or safety matters (including, but not limited to, the clean-up standards and practices for Hazardous Materials) in buildings, equipment, soil, subsurface strata, air, surface water, or ground water, set forth in applicable law.

(e) “Hazardous Materials” means any and all dangerous substances, hazardous substances, toxic substances, radioactive substances, hazardous wastes, special wastes, controlled wastes, oils, petroleum and petroleum products, hazardous chemicals and any other materials which may be harmful to human health or the environment.

8.8 Conflicts. As between Sublandlord and Subtenant only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease will control.

9. Indemnity. In addition to the provisions of Paragraph 16 of the Master Lease, Subtenant agrees to protect, defend, indemnify, and hold Sublandlord harmless from and against any and all liabilities, claims, expenses, losses and damages (including reasonable attorney’s fees and costs), that may at any time be asserted against Sublandlord by the Master Landlord directly resulting from the failure of Subtenant to perform any of the covenants, agreements, terms, provisions, or conditions contained in this Sublease or the Master Lease that Subtenant is obligated to perform under the provisions of this Sublease, except to the extent caused by the intentional or negligent act or failure to act of Sublandlord or any of its affiliates and their respective agents or employees.

10. Assignment or Subleasing. (a) Any activity with respect to this Sublease which could be construed to be covered by the “Assignment and Subletting” provisions of Paragraph 18 (as modified by this Sublease) of the Master Lease shall be subject to the consent of Sublandlord in addition to the consent of Master Landlord, as set forth in Paragraph 18 of the Master Lease. Subject to Paragraph 18 of the Master Lease, including, without limitation, Master Landlord’s rights to fifty percent (50%) of any sums above the rate paid by Sublandlord under the Master Lease (after subtracting out-of-pocket market rate leasing commissions paid to third party brokers), Subtenant shall be entitled to fifty percent (50%) of the remaining excess compensation or consideration for rents received on any sub-sublease or assignment of the Sublease in excess of the rents charged under the higher of (i) this Sublease or (ii) the Master Lease, after subtracting out-of-pocket market rate leasing commissions paid to third party brokers to the extent not already subtracted above. Subtenant shall have the same rights and obligations as Sublandlord under the provisions of Paragraph 18(b) of the Master Lease, except that (i) the definition of Affiliate in Paragraph 18(b)(i) (National Broadcasting Company, Inc.) shall be deemed deleted as to Subtenant, and (ii) the definition of Affiliate shall be deemed to include a subsidiary of Subtenant.

(b) Notwithstanding anything in this Sublease to the contrary, a sale of the assets, stock or ownership interests of Subtenant shall not require the consent of Sublandlord hereunder; provided that the successor or purchaser shall have a net worth equal to or greater than Subtenant on the day prior to such sale. Moreover, Subtenant shall have the right, without the consent of Sublandlord (a “Permitted Transfer”) either (a) to sublet the Subleased Premises, or portions thereof, or (b) to assign this Sublease in connection with any of the following: (1) sale of any of the stock or ownership interests or assets of Subtenant, (2) merger or consolidation of Subtenant, (3) an assignment or sublet or management or similar arrangement to an entity which is, directly or indirectly, controlled by, controlling or under common control with Subtenant; provided that in each case the transferee, sublessee or assignee shall have a net worth equal to or greater than Subtenant on the day prior to such sale. without Sublandlord’s consent. Sublandlord shall have no right to increase the Rent under this Sublease, to recapture any or all of the Subleased Premises or terminate the Sublease in connection with such Permitted Transfer; provided, however, that Subtenant shall reimburse Sublandlord for its actual, out-of-pocket expenses incurred in connection with such Permitted Transfer. Any sublet or assignment hereunder shall not release or discharge Subtenant or from any liability, whether past, present, or future, under this Sublease, and Subtenant shall continue fully liable thereunder. Subtenant shall deliver to Sublandlord promptly after the effective date of any such transfer, an executed copy of each such sublease or assignment.

(c) Subtenant acknowledges that any assignment, sublease or transfer (including without limitation a Permitted Transfer) shall require the consent of the Master Landlord to the extent set forth in the Master Lease.

11. General Provisions.

11.1 Amendment. Any agreement made after the date of this Sublease is ineffective to amend, modify, waive, release, terminate, or effect an abandonment of this Sublease, in whole or in part, unless that agreement is in writing, is signed by the parties to this Sublease, and specifically states that agreement modifies this Sublease.

11.2 Further Assurances. Each party to this Sublease will at its own cost and expense execute and deliver such further documents and instruments and will take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Sublease.

11.3 Sublease Conditioned upon Consent of Master Landlord. Sublandlord agrees to comply with all of the requirements of the Master Lease in seeking the consent or approval of the Master Landlord to this Sublease within five (5) business days after Subtenant’s execution and delivery of this Sublease to Sublandlord and to thereafter use commercially reasonable efforts to have the Master Landlord consent or prove to this Sublease and to enter into the Non-Disturbance Agreement described in Section 11.11 hereof. The Master Landlord’s written consent to this Sublease in accordance with the terms of Paragraph 18 of the Master Lease is a condition precedent to the validity of this Sublease. This condition is for the benefit of both Sublandlord and Subtenant. Master Landlord’s consent to this Sublease must be in a form that is acceptable to Sublandlord and Subtenant in their sole discretion. If (i) the Master Landlord’s consent has not been obtained, and (ii) duplicate originals of the consent have not been delivered to Subtenant within the time periods set forth in Paragraph 18 of the Master Lease, Sublandlord and Subtenant shall each thereafter have the right, subject to the terms of this Section 11.3, to terminate this Sublease pursuant to a notice (the “Termination Notice”) delivered to the other party. If Sublandlord fails to deliver to Subtenant the consent of Master Landlord to this Sublease within ten (10) days following receipt of the Subtenant’s Termination Notice (“Subtenant’s Termination Date”), this Sublease shall automatically terminate and the parties shall be released from any further obligations under this Sublease and Sublandlord shall return to Subtenant all sums delivered by Subtenant to Sublandlord for base rent or any security deposit, including the return of any letter of credit provided pursuant to the terms hereof. If, however, Sublandlord delivers to Subtenant the consent of Master Landlord on or before the Subtenant’s Termination Date, the condition set forth in this Section 11.3 shall be satisfied and this Sublease shall continue in full force and effect. A Termination Notice delivered from Sublandlord to Subtenant (“Sublandlord’s Termination Notice”) shall be deemed effective upon delivery, but shall in no event be delivered after Sublandlord delivers to Subtenant the consent of Master Landlord to this Sublease.

11.4 Capitalized Terms. All terms spelled with initial capital letters in this Sublease that are not expressly defined in this Sublease shall have the respective meanings given such terms in the Master Lease.

11.5 Counterparts. This Sublease may be executed in one or more counterparts; all so executed shall constitute one sublease, binding upon all of the parties to this Sublease, notwithstanding that all of the parties are not signatory to the same counterpart.

11.6 Financial Statements. Upon Sublandlord’s written request therefor, but not more often than one time per year, Subtenant shall promptly furnish to Sublandlord a financial statement for its most recent fiscal quarter or year, as applicable, prepared in accordance with generally accepted accounting principles and certified to be true and correct by Subtenant (on a quarterly basis) and Subtenant’s accounting firm (on a yearly basis).

11.7 Representations and Warranties. (a) Subtenant represents and warrants that, at the time of Subtenant’s execution of this Sublease: (i) there has been no material adverse change in Subtenant’s financial statement and condition from the time when Subtenant first communicated these matters to Sublandlord and delivered to Sublandlord its financial statement; and (ii) Subtenant has received all necessary approvals necessary to enter into this Sublease and the person(s) executing this Sublease on behalf of Subtenant have the full power and authority to do so and bind Subtenant to the terms and provisions thereof.

(b) Sublandlord represents and warrants that, at the time of Sublandlord’s execution of this Sublease, Sublandlord has received all necessary approvals necessary to enter into this Sublease and the person(s) executing this Sublease on behalf of

Sublandlord have the full power and authority to do so and bind Sublandlord to the terms and provisions hereof.

11.8 Signage. Pursuant to Paragraph 47 of the Master Lease (as limited by this Sublease), and at Subtenant’s sole cost and expense, Subtenant shall have the right to main floor directory signage and signage in each of the 20th, 21st and 22nd Floor elevator lobbies.

11.9 Master Landlord, Sublandlord and Subtenant Addresses for Notices. Except as contemplated by Section 2.2, all notices, consents, demands and other communications from one party to the other that are given pursuant to the terms of this Sublease shall be in writing and sent either (i) by deposit in the United States mail, certified or registered, return receipt requested; (ii) by overnight courier service; or (iii) by personal delivery, in each case addressed as follows:

Master Landlord:	WXIII/225 Bush, LLC c/o Flynn Properties, Inc. 225 Bush Street, Suite 1470 San Francisco, CA 94104 Attention: David Murphy, Director of Real Estate

Teachers Insurance and Annuity Association of America

730 Third Avenue

New York, NY 10017

Attention: Director of Portfolio Management,

National Accounts, Mortgage and Real Estate

Application #3247, Mortgage #000491100

Teachers Insurance and Annuity Association of America

730 Third Avenue

New York, NY 10017

Attention: Vice President and Chief Counsel,

Mortgage and Real Estate Law

Application #3247, Mortgage #000491100

Sublandlord:	National Broadcasting Company, Inc. 30 Rockefeller Plaza New York, NY 10112 Attention: Corporate Real Estate

National Broadcasting Company, Inc. 30 Rockefeller Plaza New York, NY 10112 Attention: Law Department

Subtenant:	Prior to the Rent Commencement Date: Design Within Reach 283 Fourth Street Oakland, California 94607 Attention: Chief Financial Officer

With a copy to:	Design Within Reach 283 Fourth Street Oakland, California 94607 Attention: Vice President of Real Estate

With a copy to:	Gardner Carton & Douglas LLP 191 N. Wacker Drive Suite 3700 Chicago, Illinois 60606 Attention: Barnett P. Ruttenberg, Esq.

Notices shall be effective upon receipt.

11.10 Publicity. Sublandlord and Subtenant expressly agree that there shall be no press release or other publicity originated by the parties hereto or any representative thereof concerning the Sublease without the prior written consent of both parties.

11.11 Non-Disturbance Agreement. Upon the execution and delivery of this Sublease by Sublandlord, Sublandlord shall provide to Subtenant a Non-Disturbance Agreement from the Master Landlord, in the form attached hereto as Exhibit D. Subtenant agrees that any costs incurred by Sublandlord in obtaining such Non-Disturbance Agreement from the Master Landlord shall be reimbursed to Sublandlord by Subtenant on demand.

11.12 Parking. Sublandlord shall make available to Subtenant, and Subtenant shall take from Sublandlord, eight (8) parking stalls in the Building garage, at the rate charged by the parking garage operator. The use of such parking stalls shall be upon such terms and conditions as the parking garage operator shall establish from time to time.

11.13 Furniture. Subtenant shall purchase the furniture (including workstation, office and conference furniture, but expressly excluding chairs) currently located in the Sublease Premises and more particularly described on Exhibit C hereto, for the sum of One Dollar ($1.00). Subtenant agrees that upon such purchase, Sublandlord shall transfer its right, title and interest in such furniture to Subtenant by bill of sale reasonably approved by Subtenant, without representation or warranty of any kind, express or implied other than the fact that Sublandlord owns all of such furniture free and clear of any liens or encumbrances, security agreements, conditional sales agreements, any similar or dissimilar encumbrance or reservation.

11.14 Tenant Improvement Allowance. In further consideration of this Lease, Sublandlord shall provide for Subtenant’s benefit a tenant improvement allowance of Seven Hundred Fifty Thousand, Eight Hundred Seventy-Four Dollars ($750,874.00) (the “Tenant

Allowance”). Such funds may be applied by Subtenant towards the cost of construction of Subtenant’s improvements in the Subleased Premises, including without limitation architectural and engineering fees and other soft costs, and costs of acquiring and installing wiring and cabling for data and telecommunications, and any other costs and expenses permitted under Paragraph 6(a) of Exhibit C to the Master Lease. In the event Subtenant does not use all or any portion of the Tenant Allowance for the payment of the foregoing costs, Subtenant shall not be entitled to any excess funds. Sublandlord shall pay such tenant improvement allowance upon presentation by Subtenant of invoices from contractors, subcontractors and suppliers, for work and materials provided to or in the Subleased Premises, along with waivers of mechanic’s or materialmen’s liens with respect to such work or materials. The Tenant Allowance shall be paid in accordance with Exhibit C of the Master Lease. Upon completion of Subtenant’s work, Subtenant shall deliver to Sublandlord final lien waivers from Subtenant’s general contractor and all subcontractors and material suppliers.

11.15 Security Deposit. (a) Subtenant shall within three (3) business days following Sublandlord’s delivering evidence to Subtenant of Sublandlord’s execution of this Sublease (the “Security Delivery Date”), deposit with Sublandlord the sum of One Hundred Eighty-Seven Thousand Four Hundred Twenty-Eight and 67/100 Dollars ($187,428.67) (the “Security Amount”) as security for the full and faithful performance and observance by Subtenant of the terms of this Sublease.

(b) If Subtenant defaults in the full and prompt payment and performance of any of Subtenant’s covenants and obligations under this Sublease, including the payment of base rent and Additional Rent, and such default continues beyond applicable notice and grace periods, Sublandlord may, but shall not be required to, draw upon such Security Amount and use, apply or retain the whole or any part thereof, to the extent required for the payment of any base rent or Additional Rent or any other sums as to which Subtenant is in default or for any sum which Sublandlord may expend or may be required to expend by reason of Subtenant’s default in respect of any of the terms, covenants and conditions of this Sublease, including any damages or deficiency in the reletting of the Subleased Premises, whether such damages or deficiency accrue before or after summary proceedings or other reentry by Sublandlord. If Sublandlord shall so use, apply or retain the whole or any part, Subtenant shall within five (5) days of written notice deposit with Sublandlord a sum equal to the amount so used, applied or retained, as security as aforesaid, failing which Sublandlord shall have the same rights and remedies as for the non-payment of base rent beyond the applicable grace period. If Subtenant shall fully and faithfully comply with all of Subtenant’s covenants and obligations under this Sublease, the Security Amount or any portion thereof which have not been so used, applied or retained and any additional amounts deposited with Sublandlord under the preceding sentence, shall be returned or paid over to Subtenant on the expiration date of this Sublease. In the event of any sale, transfer or assignment of all or substantially all of its interest in the Subleased Premises, Sublandlord shall have the right to transfer such amounts deposited with Sublandlord, as the case may be, to the vendee, transferee or assignee, and Sublandlord shall, upon the transfer of its interest to, and the assumption of this Sublease by, such vendee, transferee or assignee, be released by Subtenant from all liability for the return or payment thereof, and Subtenant shall look solely to the new sublandlord for the return or payment of the same. Except in connection with an assignment of this Sublease as permitted hereunder, Subtenant shall not assign or encumber or attempt to assign or encumber the Security Amount deposited with Sublandlord, and neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

In lieu of a cash security deposit, Subtenant, prior to the Security Delivery Date, may furnish Sublandlord an Irrevocable Letter of Credit (the “LC”) for the benefit of Sublandlord in the amount of the Security Deposit, which LC Sublandlord may draw upon in the event of a Default by Subtenant in the payment of any Rent due under this Sublease, for reimbursement of the costs of curing any Default by Subtenant under this Sublease, or on account of Subtenant’s failure to renew an expiring LC as set forth below. The LC shall be issued by a United Stated bank reasonably satisfactory to Sublandlord. The LC shall provide that Sublandlord may draw on the LC by furnishing a Sight Draft in the amount demanded, together with a statement by Sublandlord that a Default has occurred and that Sublandlord is entitled to draw upon the LC in the amount being demanded by Sublandlord. The initial LC shall be valid through at least September 30, 2004, and Subtenant shall cause the LC to be renewed no later than sixty (60) days prior to its expiration date and any renewal shall be for at least a 12-month period. If Subtenant fails to renew an expiring LC (and furnish Sublandlord the renewal document) at least sixty (60) days prior to an expiration, Sublandlord shall be entitled thereafter to draw upon the LC in the full amount of the LC in which event Sublandlord shall retain said money as a cash security deposit. If at any time Sublandlord draws upon the LC (except as set forth in the immediately preceding sentence), Subtenant shall, within five (5) days thereafter, cause the LC to be increased back to the full amount provided for herein.

WHEREAS, Sublandlord and Subtenant have executed this Sublease as of the date specified above.

Sublandlord	Subtenant

National Broadcasting Company, Inc., a Delaware corporation	Design Within Reach, a California corporation

By:	By:

Name: Title:	Name: Title: